CONSENT OF INDEPENDENT ACCOUNTANTS'



      We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30450, 333-65568, 333-73318, and 333-104481) of
YDI Wireless, Inc. of our report dated February 10, 2003, except for Note 2, as to which the date is July 9, 2003, relating to the consolidated financial statements and financial statement schedule of YDI Wireless, Inc. and Subsidiaries (formerly Young Design, Inc. and Subsidiaries) as of December 31, 2002 and 2001 which appears in the company's Annual Report on Form 10-K/A for the year ended December 31, 2003.


/s/ Fitzgerald, Snyder & Co., P.C.
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Fitzgerald, Snyder & Co., P.C.
(formerly Hoffman, Fitzgerald & Snyder, P.C.)
McLean, Virginia
March 24, 2004